Exhibit 99.1

Popular Names Myrna M. Soto to Board of Directors

San Juan, Puerto Rico – (BUSINESS WIRE) – June 19, 2018 – Popular, Inc. (“Popular”) (NASDAQ:BPOP) announced today that its Board of Directors appointed Myrna M. Soto as an independent director of the company, effective July 1, 2018. Ms. Soto was also appointed as a member of the Risk Management Committee of the Board.

Ms. Soto is a partner at ForgePoint Capital, a venture capital firm concentrating exclusively on cyber security related companies, where she is a member of its Investment Team. Prior to joining ForgePoint Capital, she served as Senior Vice President and Global Chief Information Security Officer of Comcast Corporation, a worldwide media and technology company, and as Vice President of Information Technology Governance and Chief Information Security Officer of MGM Resorts International, a global hospitality company. Ms. Soto has also held a variety of leadership roles in the information technology and security segments of several companies, including Broadspire Services Inc., Royal Caribbean Cruises and American Express.

“Myrna Soto brings to our Board many years of experience as a business leader and as a member of several public boards, as well as extensive expertise in cyber security, a field that becomes more critical every day,” said Richard L. Carrión, Executive Chairman of Popular, Inc. “We are confident that she will add great value to our Board and look forward to her insights and advice.”

Ms. Soto currently serves on the board of directors of Spirit Airlines, Inc., a publicly-traded airline company, and on the board of directors of CMS Energy Corporation, a publicly-traded energy company. Ms. Soto also sits on the Executive Management Committee of the Board of Directors of the Hispanic IT Executive Council, where she is Vice Chair, and on the Board of Trustees of Cabrini University. During the time that she worked at Comcast, she was a Council Member of the Communications Security, Reliability and Interoperability Council of the Federal Communications Commission.

About Popular, Inc.

Popular, Inc. is the leading financial institution in Puerto Rico, in both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contact:

Popular, Inc.

Investor Relations:

Brett Scheiner, 212-417-6721

Investor Relations Officer

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications